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                                                                      EXHIBIT 5


                              TROUTMAN SANDERS LLP
                                ATTORNEYS AT LAW
                        A LIMITED LIABILITY PARTNERSHIP


                             BANK OF AMERICA PLAZA
                    600 PEACHTREE STREET, N.E. - SUITE 5200
                          ATLANTA, GEORGIA 30308-2216
                            www.troutmansanders.com
                            TELEPHONE: 404-885-3000
                            FACSIMILE: 404-885-3900



                                December 5, 2001


Schweitzer-Mauduit International, Inc.
100 North Point Center East, Suite 600
Alpharetta, Georgia  30022

Gentlemen:

         We have served as counsel to Schweitzer-Mauduit International, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-8 (the "Registration Statement") with respect to the registration of 735,000 shares (the "Shares") of the Company's common stock, par value $.10 per share (the "Common Stock"), reserved for issuance in connection with options to be granted under the Schweitzer-Mauduit International, Inc. 1995 Equity Participation Plan (the "Plan").

         In rendering this opinion, we have reviewed certain books and records of the Company and have made such other investigations as we have deemed necessary for purposes of this opinion. In such examinations, we have assumed the genuineness of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all copies submitted to us, the authenticity of the originals of documents submitted to us as copies, and the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

         As to questions of fact material to this opinion, we have relied solely upon certificates and statements of officers of the Company and certain public officials. We have assumed and relied upon the accuracy and completeness of such representations and warranties, certificates, and statements, the factual matters set forth therein, and the genuineness of all signatures thereon, and nothing has come to our attention leading us to questions the accuracy of the matters set forth therein. We have made no independent investigation with regard thereto and, accordingly, we do not express any view or belief as to matters that might have been disclosed by independent verification.

         Based upon and subject to the foregoing, we are of the opinion that, subject to compliance with the pertinent provisions of the Securities Act and to compliance with such securities or "Blue Sky" laws of any jurisdiction as may be applicable, when certificates evidencing the Shares have been duly executed, countersigned, registered, issued and delivered in accordance with the terms of the Plan and the respective stock option agreements entered into, under and in accordance with the Plan, the Shares will be duly and validly issued and outstanding, fully paid and non-assessable shares


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Schweitzer-Mauduit International, Inc.
December 5, 2001
Page 2


of Common Stock of the Company.

         We are members of the Bar of the State of Georgia. In expressing the opinions set forth above, we are not passing on the laws of any jurisdiction other than the laws of the State of Georgia, the General Corporation Law of the State of Delaware.

         We hereby consent to the filing of this opinion or copies thereof as an exhibit to the Registration Statement.


                                             Very truly yours,

                                             /s/ Troutman Sanders LLP